EXHIBIT 3.4

                                                       STATE OF DELAWARE
                                                       SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 11:20 AM 08/04/2000
                                                       001394938 - 3237078

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

FIRST: The Board of Directors of RealDarts International, Inc. adopted the following resolution setting forth a proposed amendment of this corporation's Certificate of Incorporation:

RESOLVED, that the text of the Article numbered 1 of the Certificate of Incorporation of the corporation shall be deleted and replace with the following:

The Name of this Delaware corporation is Optima 2000, Inc.

SECOND: Pursuant to the resolution of the Board of Directors, the stockholders of this corporation voted in favor of the amendment at a special meeting of stockholders at which the necessary number of shares required by statute voted in favor of the amendment.

THIRD: The amendment set forth in the Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 if the Delaware General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment has been signed by the undersigned authorized officer of this corporation on the date shown below.

RealDarts International, Inc.

By:      /s/ J. Paul Hines
         -----------------
Name:    J. Paul Hines
Title:   President
Date:    August 3, 2000